Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2013, relating to the financial statements and financial statement schedule of Trulia, Inc., appearing in the Annual Report on Form 10-K of Trulia, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Jose, California

August 20, 2013